SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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SEI Notice of

Annual Meeting

OF SHAREHOLDERS TO BE HELD MAY 25, 2011

SEI INVESTMENTS COMPANY

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 25, 2011

The Annual Meeting of Shareholders of SEI Investments Company, a Pennsylvania business corporation, will be held at 9:00 a.m., local time, Wednesday, May 25, 2011, at 1 Freedom Valley Drive, Oaks, PA 19456-1100, for the following purposes:

1.	To elect two directors with a term expiring at our 2014 Annual Meeting of Shareholders;

2.	To approve on an advisory basis the compensation of the named executive officers;

3.	To hold an advisory vote on the frequency of future advisory votes on the compensation of the named executive officers;

4.	To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accountants to examine SEI’s consolidated financial statements for 2011; and

5.	To transact such other business as may properly come before our 2011 Annual Meeting of Shareholders or any adjournments thereof.

Only shareholders of record at the close of business on March 24, 2011 will be entitled to notice of, and to vote at, our 2011 Annual Meeting of Shareholders and any adjournments thereof.

By order of the Board of Directors,

William M. Doran

Secretary

April 13, 2011

Your vote is important. Accordingly, you are asked to complete, sign, and return the accompanying proxy card in the envelope provided, which requires no postage if mailed in the United States. Most shareholders also have a choice of voting over the Internet or by telephone. Please refer to the attached proxy materials or the information forwarded by your bank, broker or other holder of record to see which voting methods are available.

REQUEST ELECTRONIC DELIVERY OF ANNUAL MEETING DOCUMENTS.

Shareholders may elect to receive future distribution of proxy documents and annual reports by electronic access. To take advantage of this cost-saving service, please see page 22 of the attached Proxy Statement for further information.

SEI Investments Company

Oaks, PA 19456-1100

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SEI INVESTMENTS COMPANY

OAKS, PA 19456-1100

PROXY STATEMENT

2011 ANNUAL MEETING OF SHAREHOLDERS

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of SEI Investments Company (“SEI,” “the Company,” “we,” or “our”) of proxies for use at our 2011 Annual Meeting of Shareholders to be held on May 25, 2011 and at any adjournments thereof. Action will be taken at our 2011 Annual Meeting of Shareholders to elect two directors with a term expiring at our 2014 Annual Meeting of Shareholders; to approve on an advisory basis the compensation of the named executive officers; to hold an advisory vote on the frequency of future advisory votes on the compensation of the named executive officers; to ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as independent registered public accountants to examine SEI’s consolidated financial statements for 2011; and to consider such other business as may properly come before our 2011 Annual Meeting of Shareholders and any adjournments thereof (the “2011 Annual Meeting”). This Proxy Statement, the accompanying proxy card, and our Annual Report for 2010 will be sent to our shareholders on or about April 13, 2011.

VOTING AT THE MEETING

Only the holders of shares of our common stock, par value $.01 per share (“Shares”), of record at the close of business on March 24, 2011 are entitled to vote at our 2011 Annual Meeting. On that date, there were 185,041,882 Shares outstanding and entitled to be voted at our 2011 Annual Meeting. Each holder of Shares entitled to vote will have the right to one vote for each Share outstanding in his or her name on the books of SEI. See “Ownership of Shares” for information regarding the ownership of Shares by directors, nominees, officers and certain shareholders of SEI.

QUORUM AND REQUIRED VOTES

A majority of the Shares entitled to vote at the 2011 Annual Meeting who are present at the 2011 Annual Meeting, either in person or by proxy, will constitute a quorum for all purposes of the 2011 Annual Meeting. If Shares are voted on any matter submitted to a vote at the Annual Meeting, under Pennsylvania law the Shares will be considered present for all purposes of the meeting and will therefore be counted for purposes of calculating whether a quorum is present at the Annual Meeting. Under Pennsylvania law and the Company’s Articles and Bylaws, if a quorum is present at the meeting:

•	the two nominees for election as directors will be elected to the Board if the votes cast for each nominee exceed the votes cast against the nominee;

•

management’s proposal to approve the compensation of the named executive officers as disclosed in this Proxy Statement will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal;

•

with respect to the advisory vote on the frequency of the advisory vote on executive compensation, the alternative receiving the greatest number of votes — every year, every two years or every three years — will be the frequency that shareholders approve. However, in its adopting release, the SEC counseled that a shareholder proposal asking that a different period of time be used could be excluded from the Company’s proxy statement in the future under the SEC regulations only if, in the most recent shareholder vote on the frequency of say-on-pay votes, a single frequency (i.e., one, two or three years) received the support of a majority of the votes cast, not simply the most votes cast, and the Company adopted a policy on the frequency of say-on-pay votes consistent with that choice; and

•	the ratification of the appointment of the Company’s independent public accountants will be approved if the votes cast in favor of the proposal exceeds the votes cast against the proposal.

Abstentions and broker non-votes (such as votes of “Withhold Authority”) on any proposal will not be included in the total of votes cast on that proposal and will not affect the outcome of the vote on that proposal.

HOW TO VOTE

The Shares represented by each properly executed proxy card will be voted in the manner specified by the respective shareholder. If instructions to the contrary are not given, such Shares will be voted FOR the election to our Board of Directors of the nominees listed herein; FOR management’s proposal to approve the compensation of the named executive officers; and

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FOR the ratification of the appointment of PwC as independent registered public accountants to examine SEI’s consolidated financial statements for 2011. If no instructions are received with respect to the proposal on the frequency of the advisory vote on executive compensation, the proxy holders will not be authorized to vote your shares on that matter. If any other matters are properly presented for action at the meeting, the proxy holders will vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their best judgment. Brokers or other nominees who hold Shares for a beneficial owner have the discretion to vote on routine proposals when they have not received voting instructions from the beneficial owner at least ten days prior to the Annual Meeting. Your broker is not permitted to vote on your behalf on the election of director or the two advisory vote proposals and other non-routine matters unless you provide specific instructions by completing and returning the proxy card or following the instructions provided to you by your broker, trustee or nominee to vote your shares via telephone or the Internet. We expect that brokers and nominees will determine that they have the discretion to vote the Shares held of record by them in the absence of voting instructions from the beneficial holder only on the ratification of the selection of the Company’s independent public accountants. For your vote to be counted, you need to communicate your voting instructions to your broker, trustee or nominee.

It is important to understand that if you hold your shares through a broker, you must give your broker specific instructions on how to vote your shares for them to be counted as votes cast on a number of matters being considered at the meeting and to affect the outcome of those votes.

You may vote your shares in one of several ways, depending upon how you own your shares.

Shareholders of record (you own shares in your own name) can vote by telephone, on the Internet or by mail as described below. Street name shareholders (you own shares in the name of a bank, broker or other holder of record) should refer to the proxy form or the information you receive from the record holder to see which voting methods are available to you.

•	Voting by Telephone. Dial 1-800-690-6903 and follow the voice prompts. You will need to have your proxy card with you for reference when you call.

•	Voting on the Internet. Go to www.proxyvote.com and follow the instructions. You will need to have your proxy card with you when you link to the web site.

•	Voting by Mail. Complete, sign, date and return the enclosed proxy card or voting instruction card in the envelope provided.

•

Voting at the Annual Meeting. If you decide to attend the meeting and vote in person, you may deposit your proxy card in the ballot box at the registration desk at the annual meeting or you may complete a ballot that will be distributed at the meeting. If you are a street name shareholder, you must obtain a proxy, executed in your favor, from your broker or the holder of record to be able to vote at the annual meeting.

Please read both the Proxy Statement and the Annual Report before you cast your vote.

Should you choose to take advantage of voting via the Internet, you will have the option immediately following the casting of your vote to elect to receive future shareholder communications, including the Proxy Statement and Annual Report, electronically over the Internet.

Any record shareholder giving a proxy or other voting instruction has the right to revoke it by providing written notice of revocation to our Secretary at any time before the proxy or voting instruction is voted.

(PROPOSAL NO. 1) ELECTION OF DIRECTORS

Our Board of Directors currently consists of seven members and is divided into three classes comprised of two classes of two directors each and one class of three directors. One class is elected each year to hold office for a three-year term and until successors of such class are duly elected and qualified, except in the event of death, resignation, or removal of a director. After nearly 30 years of service on the SEI Board, Mr. Porter has determined to retire effective with the 2011 Annual Meeting of Shareholders and accordingly will not stand for re-election at the Annual Meeting. The Board has determined to reduce the size of the Board from seven directors to six directors, two of whom will be elected at the 2011 Annual Meeting of Shareholders. At our 2011 Annual Meeting, therefore, our shareholders will be asked to vote upon the election of two nominees to the class of directors of the Company whose term expires at the 2014 Annual Meeting. Shares represented by properly executed proxy cards in the accompanying form will be voted for such nominees in the absence of instructions to the contrary.

Under our Bylaws, directors must be elected by a majority of votes cast in uncontested elections. This means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” the nominee. In contested elections, the vote standard would be a plurality of votes cast. Our Bylaws provide that, in an uncontested election, each director nominee must submit to the board before the annual meeting a letter of resignation that is conditioned on not receiving a

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majority of the votes cast at the annual meeting. The resignation of a director nominee who is not an incumbent director is automatically accepted by the board. The resignation of an incumbent director is tendered to the independent directors of the board for a determination of whether or not to accept the resignation. The board’s decision and the basis for the decision would be disclosed within 90 days following the certification of the final vote results.

The Board of Directors, following the nominating process described under the caption “Corporate Governance — Nominating Process” elsewhere in this Proxy Statement, has nominated Sarah W. Blumenstein and Kathryn M. McCarthy for election at our 2011 Annual Meeting. Both nominees are incumbent directors and both have consented to be named and to serve if elected and have provided the Board the conditional letter of resignation that is required under our Bylaws. We do not know of anything that would preclude these nominees from serving if elected. If, for any reason, a nominee should become unable or unwilling to stand for election as a director, either the Shares represented by all proxies authorizing votes for such nominee will be voted for the election of such other person as our Board of Directors may recommend, or the number of directors to be elected at our 2011 Annual Meeting of Shareholders will be reduced accordingly.

Our Board of Directors unanimously recommends that at our 2011 Annual Meeting of Shareholders the shareholders vote FOR the election of Ms. Blumenstein and Ms. McCarthy to the class of directors whose term expires at our 2014 Annual Meeting of Shareholders.

Set forth below is certain information concerning Ms. Blumenstein and Ms. McCarthy, and each of the four other current directors whose terms continue after our 2011 Annual Meeting of Shareholders. In determining to nominate the two nominees for election to the Board, as well in considering the continued service of the other members of our Board, our Board has considered the specific experiences and attributes of each director listed below and, based on their direct personal experience, the insight and collegiality that each of the nominees and continuing directors brings to board deliberations.

NOMINEES FOR ELECTION AT OUR 2011 ANNUAL MEETING OF SHAREHOLDERS WITH TERMS EXPIRING IN 2014:

Sarah W. Blumenstein, 64, has been a director since May 2001 and has been a member of the Legal and Regulatory Oversight Committee of our Board since 2004. From 1996 to 2002, Ms. Blumenstein was a public member of the Liaison Committee on Medical Education, which accredits all medical schools in the United States and Canada. From 1994 to 2003, Ms. Blumenstein served as a court-appointed Special Advocate for the Juvenile Court of Cook County. From 2000 to 2006, Ms. Blumenstein was a member of the board of directors, Fiscal Affairs Committee, and Investment Plan Subcommittee of Lake Forest Hospital. She also served on the board of Children’s Memorial Institute for Education and Research and on the Women’s Boards of Children’s Memorial Medical Center and Lake Forest College for fifteen years. Ms. Blumenstein’s involvement with these non-profit entities and with healthcare providers provides her with insights into clients of our Institutional Investors business which is relevant to her service on the Board.

Kathryn M. McCarthy, 62, has been a director since October 1998 and is a member of the Audit and Compensation Committees of our Board. She is also an independent consultant and financial advisor. Ms. McCarthy is a director and a member of the Audit Committee of the Rockefeller Trust Company, NA and a member of the Trust and Audit Committee of the Rockefeller Trust Companies (New York). From February 2000 to May 2003, Ms. McCarthy was a Managing Director at Rockefeller & Co., Inc. Ms. McCarthy was the President of Marujupu, LLC (a New York-based family office) from November 1996 to June 1999. She was a consultant to Marujupu, LLC on investment and wealth transfer matters from June 1999 to June 2000. From June 1992 to October 1996, Ms. McCarthy was a Senior Financial Counselor and portfolio manager with Rockefeller & Co., Inc., a family office and investment manager. Ms. McCarthy’s experience as a consultant and financial advisor to investors and investment management firms has given her insight into the various issues faced by the investment and wealth management business of SEI and its clients.

DIRECTORS CONTINUING IN OFFICE WITH TERMS EXPIRING IN 2012:

Richard B. Lieb, 63, has been a director since 1994 and Chairman of the Compensation Committee of our Board and a member of the Legal and Regulatory Oversight Committee of our Board since 2008. From October 2002 to December 2003, Mr. Lieb served as the President and Chief Executive Officer of The Dewey Companies, a residential real estate development firm. Mr. Lieb was our Executive Vice President from 1990 until September 2002. During 2002, Mr. Lieb was a Senior Fellow at the SEI Center for Advanced Studies in Management at the Wharton School of the University of Pennsylvania. Mr. Lieb served as President of our Investment Systems and Services Unit from 1994 until 2001 and was President and Chief Executive Officer of our Insurance Asset Services Division from March 1989 until October 1990. From 1976-1982 and 1986-1989, Mr. Lieb served in various executive positions with SEI. Mr. Lieb has great familiarity with the Company, and particular knowledge of the bank market and SEI’s related technology solutions, from his previous role with the Company as the person having managerial responsibility for the Company’s Private Bank business.

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Carmen V. Romeo, 67, has been a director since June 1979 and a member of the Audit Committee of our Board since 2008. In January 2010, Mr. Romeo was appointed as the Chair of the Audit Committee. From December 1985 to December 2004, Mr. Romeo served as an Executive Vice President of the Company. Mr. Romeo was our Treasurer and Chief Financial Officer from June 1979 until September 1996. Mr. Romeo officially retired from the Company effective December 31, 2004. Mr. Romeo was a certified public accountant with Arthur Andersen & Co. prior to 1979. In addition to his familiarity with public company accounting and financial management issues, Mr. Romeo has great familiarity with the Company, and particular knowledge of the Company’s business and related technology and asset management solutions, from his previous role with the Company as the person having managerial responsibility for the Company’s Investment Advisors business.

DIRECTORS CONTINUING IN OFFICE WITH TERMS EXPIRING IN 2013

Alfred P. West, Jr., 68, has been the Chairman of our Board of Directors and our Chief Executive Officer since our inception in 1968. Mr. West was the founder of SEI. He has provided the strategic vision in the development of our business and solutions over the past forty years, and his familiarity with the Company’s customers and employees gives Mr. West insights and experience valuable to his service on the Board.

William M. Doran, 70, has been a director since March 1985 and has been Chairman of the Legal and Regulatory Oversight Committee of our Board since 2004. Mr. Doran has been the Secretary of the Company for more than the past five years. From October 1976 to October 2003, Mr. Doran was a partner in the law firm of Morgan, Lewis & Bockius LLP, Philadelphia, PA, a firm that provides significant legal services to SEI, our subsidiaries and our mutual funds. Mr. Doran is a trustee of SEI Liquid Asset Trust, SEI Tax Exempt Trust, SEI Daily Income Trust, SEI Institutional Managed Trust, SEI Institutional International Trust, SEI Asset Allocation Trust, SEI Institutional Investments Trust, The Advisors’ Inner Circle Fund, The Advisors’ Inner Circle Fund II, and Bishop Street Funds, each of which is an investment company for which our subsidiaries may act as advisor, administrator and/or distributor. Mr. Doran is also a director of SEI Investments Distribution Co., SEI Investments (Asia) Limited, SEI Investments (Europe) Ltd., SEI Global Nominee Ltd., SEI Investments Global Fund Services Limited, SEI Asset Korea, Co. Ltd., SEI Investments Global, Limited and SEI Alpha Strategy Portfolios, L.P. Mr. Doran’s legal training and experience, his relationship with the Company as outside legal counsel for many years, and his long-standing involvement with our Company and many of its regulated subsidiaries is valuable to his service on the Board and as Chair of the Legal and Regulatory Oversight Committee.

DIRECTOR WHOSE TERM EXPIRES AT THE 2011 ANNUAL MEETING OF SHAREHOLDERS

Henry H. Porter, Jr., 76, has been a director since September 1981. He is a member of the Audit Committee and the Compensation Committee of our Board. Mr. Porter was the long-standing Chair of the Audit Committee until Mr. Romeo assumed the Chair in January 2010. After having served in financial management positions in two large public companies, since 1980 Mr. Porter has been a private investor and an outside director for a number of financial services organizations. Mr. Porter’s term as director will expire at the 2011 Annual Meeting.

CORPORATE GOVERNANCE

GOVERNANCE PRINCIPLES AND STRUCTURES

The governance principles of our Board of Directors include our Board Nomination and Shareholder Communication Policy, as well as the charters of our Audit Committee, Compensation Committee, Legal and Regulatory Oversight Committee and our Lead Independent Director. Other documents which implement the governance principles of our Company include our Code of Conduct, our Complaint Procedures and Non-Retaliation Policy, and our Code of Ethics for our Senior Financial Officers. Each of these documents and various other documents embodying our governance principles, including our Code of Conduct, are published on the Corporate Governance section of our website at www.seic.com. Amendments and waivers of our Code of Ethics for our Senior Financial Officers will either be posted on our website or filed with the Securities and Exchange Commission on Form 8-K.

Our Board of Directors has determined that each of Ms. Blumenstein, Ms. McCarthy and Messrs. Porter, Lieb, and Romeo, is an “independent director” as such term is defined in Rule 5605(a)(2) promulgated by The NASDAQ Stock Market, Inc. In this Proxy Statement, these five directors are referred to individually as an “independent director” and collectively as the “independent directors.”

Mr. West, the founder of our Company and its Chief Executive Officer throughout the Company’s history, is also the Chairman of our Board. The Board has concluded, in light of present circumstances, that this arrangement best suits the Company’s needs because of Mr. West’s role as founder, strategic visionary and significant shareholder of the Company.

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In order to ensure that the considerations of non-management directors are addressed at the Board, the Board has appointed Ms. McCarthy as the Lead Independent Director with the responsibilities and authority set out in the Lead Independent Director Charter. As such Lead Independent Director, Kathryn McCarthy is responsible for chairing the executive sessions of the Board of Directors. Our independent directors meet in regularly scheduled executive sessions without management present.

BOARD AND COMMITTEE MEETINGS

Our Board of Directors held seven meetings in 2010. During the year, each director attended at least 75 percent of the meetings of our Board of Directors and of the committees on which he or she served. While we do not have a specific written policy with regard to attendance of directors at our annual meetings of shareholders, we encourage, but do not mandate, board member attendance at our annual meetings of shareholders, particularly with respect to board members who are up for election at that annual meeting. All of our directors attended our 2010 Annual Meeting of Shareholders. The standing committees of our Board of Directors are the Audit Committee, the Compensation Committee and the Legal and Regulatory Oversight Committee.

Our Audit Committee held eight meetings in 2010. The principal functions of the Audit Committee, which operates pursuant to a formal written charter, are to assist our Board of Directors in its oversight of the quality and integrity of our financial reporting process, and to retain, set compensation and retention terms for, terminate, oversee, and evaluate the activities of the Company’s independent auditors. The current members of the Audit Committee are Messrs. Porter and Romeo and Ms. McCarthy, each of whom is an independent director. Our Board of Directors has determined that Mr. Romeo is an “audit committee financial expert” as such term is defined in Item 401(h) of Regulation S-K promulgated by the Securities and Exchange Commission. A current copy of the charter of the Audit Committee may be viewed on the Company’s website at www.seic.com under “About SEI — Investors — Corporate Governance.”

Our Compensation Committee held three meetings in 2010. The principal function of the Compensation Committee is to administer our compensation programs, including certain stock plans and bonus and incentive plans, as well as the salaries of senior corporate officers and employment agreements between SEI and senior corporate officers. The Compensation Committee members are Messrs. Lieb and Porter and Ms. McCarthy, each of whom is an independent director. A current copy of the charter of the Compensation Committee may be viewed on the Company’s website at www.seic.com under “About SEI — Investors — Corporate Governance.” The Compensation Committee establishes director and executive officer compensation in accordance with the authority granted by its charter and the Board-approved compensation plans the Committee administers. The Committee may delegate its responsibilities under limited circumstances to a subcommittee composed only of a subset of Committee members. Also, under the terms of the Board- and shareholder-approved equity compensation plans, the Committee is authorized to provide our CEO with limited authority to make stock-based awards to non-executive employees in connection with recruitment, retention, performance recognition or promotion; however, the Committee has not authorized our CEO to make any equity grants to our executive officers.

Our Legal and Regulatory Oversight Committee held three meetings in 2010. The principal function of the Legal and Regulatory Oversight Committee is to oversee our compliance with rules and regulations of the various regulatory bodies having jurisdiction over the business and operations of the Company and its subsidiaries. The members of the Legal and Regulatory Oversight Committee are Messrs. Doran and Lieb and Ms. Blumenstein. A current copy of the charter of the Legal and Regulatory Oversight Committee may be viewed on the Company’s website at www.seic.com under “About SEI — Investors — Corporate Governance.”

NOMINATING PROCESS

A special meeting of our independent directors to consider nominations for director elections is held at least annually and is chaired by our Lead Independent Director in accordance with our Board Nomination and Shareholder Communication Policy. As established by resolution of our Independent Directors and our entire Board of Directors in its approval of our nominating process, nominees for election to our Board of Directors are either selected by a majority of our Independent Directors or recommended by a majority of our Independent Directors for selection by our Board of Directors. It is the view of our Board of Directors that this function has been performed effectively by our Independent Directors and our entire Board of Directors, and that it is not necessary for us to have, and SEI does not maintain a separate nominating committee or charter for this purpose.

Board candidates are considered based on various criteria, such as their broad-based business and professional skills and experiences, a global business and social perspective, concern for the long-term interests of our shareholders and personal integrity and judgment. Directors are also considered based on their diverse backgrounds and on contributions that they can make to SEI, as well as their ability to fill a current board need. In addition, directors must have time available to devote to activities of our Board of Directors and to enhance their knowledge of SEI’s industry. The Board prefers a mix of background

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and experience among its members and it uses its judgment to identify nominees whose backgrounds, attributes and experiences, taken as a whole, will contribute to insightful and robust, yet collegial, Board deliberation. Accordingly, while there is no exact formula, we seek to attract and retain highly qualified directors with relevant experience who have sufficient time to attend to their substantial duties and responsibilities to SEI.

Our Board of Directors considers recommendations for nominations from a wide variety of sources, including members of our Board of Directors, business contacts, our legal counsel, community leaders and members of our management. Our Board of Directors will also consider shareholder recommendations for director nominees that are received in a timely manner. Subject to compliance with statutory or regulatory requirements, our Board of Directors does not expect that candidates recommended by shareholders will be evaluated in a different manner than other candidates. All such recommendations for election of directors at the 2012 annual meeting should be submitted in writing to our Secretary at our principal offices (1 Freedom Valley Drive, Oaks PA 19456-1100) no later than December 15, 2011. The Board’s current policy with respect to Board Nominees and Shareholder Communications may be viewed on the Company’s website at www.seic.com under “About SEI — Investors — Corporate Governance.”

SHAREHOLDER COMMUNICATIONS TO OUR BOARD OF DIRECTORS

Shareholders may send communications to our Board of Directors in writing, addressed to the full Board of Directors, individual directors or a specific committee of our Board of Directors, in care of our Secretary, to our principal offices (1 Freedom Valley Drive, Oaks, PA 19456-1100). Our Board of Directors relies on our Secretary to forward written questions or comments to the full Board of Directors, named directors or specific committees of our Board of Directors, as appropriate. General comments or inquiries from shareholders are forwarded to the appropriate individual within SEI. The Board’s current policy with respect to Board Nominees and Shareholder Communications may be viewed on the Company’s website at www.seic.com under “About SEI — Investors — Corporate Governance.”

RISK OVERSIGHT BY THE BOARD

It is management’s responsibility to assess and manage the various risks faced by the Company. It is the Board’s responsibility to oversee management in this effort. The Board has delegated aspects of their risk management oversight responsibility to three committees of the Board. The Audit Committee generally oversees risk policies related to the Company’s financial statements and financial reporting. The Legal and Regulatory Oversight Committee generally oversees risk policies related to the Company’s compliance with legal and regulatory obligations. The Compensation Committee generally oversees risk policies related to the Companies compensation arrangements. The Board directly considers risk matters related to the Company’s strategic, operational and corporate governance matters as well as risks that could adversely affect the Company’s reputation.

At the end of each year, the Chief Financial Officer and the General Counsel of the Company work with the Company’s internal audit department, compliance department, risk officers of the company’s operations, technology and investment management units and members of the various solutions development teams of the Company to collect, review and prioritize business risks and mitigation measures and responsibilities. The different identifiers of risk include risk assessments prepared by the Company’s internal audit team for purposes of developing the Company’s internal audit plan, risk assessments prepared by compliance officers for the purpose of identifying compliance policy contents and testing procedures, and risk assessments prepared by the operations, technology and investment management units for the purpose of creating and refining their internal procedures and controls. This group also considers the results of regulatory examinations of our regulated subsidiaries, as well as issues generally affecting our competitors and the industries of which the Company is a part. A summary of these key business risks are then reviewed with SEI’s Operations Risk Committee (“ORC”), consisting of the heads of each of SEI’s market units and supporting organizations.

In January of each year, the key business risk summary is considered by a joint meeting of the Audit Committee and the Legal and Regulatory Oversight Committee of our Board. During the year, the Chief Financial Officer and the General Counsel have responsibility for escalating as appropriate risk events and updates to the Audit Committee and the Legal and Regulatory Oversight Committee, respectively.

OWNERSHIP OF SHARES

The following table contains information as of March 15, 2011 (except as noted) relating to the beneficial ownership of Shares by our Chief Executive Officer and Chief Financial Officer, by each of our three other most highly compensated executive officers, by each of the members of our Board of Directors (including nominees), by all members of our Board of Directors (including nominees) and executive officers in the aggregate, and by the holders of 5 percent or more of the total Shares outstanding. As of March 15, 2011, there were 185,138,320 Shares outstanding. Information as to the number of Shares

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owned and the nature of ownership has been provided by these persons and is not within the direct knowledge of SEI. Unless otherwise indicated, the named persons possess sole voting and investment power with respect to the Shares listed.

Name of Individual or Identity of Group	Number of Shares Owned (1)	Percentage of Class (2)
Alfred P. West, Jr. (3)	24,647,308	13.31%
William M. Doran (4)	9,411,538	5.07%
Carmen V. Romeo (5)	3,007,594	1.66%
Richard B. Lieb (6)	596,800	*
Henry H. Porter, Jr.	816,450	*
Kathryn M. McCarthy	103,200	*
Sarah W. Blumenstein	51,744	*
Dennis McGonigle	993,500	*
Joseph P. Ujobai	325,040	*
Edward D. Loughlin	273,176	*
Stephen G. Meyer	320,724	*
All executive officers and directors as a group (15 persons) (7)	41,786,214	22.22%
Wellington Management Company, LLP (8)	15,134,656	8.14%

*	Less than one percent.
(1)	Includes, with respect to Messrs. West, Doran, Romeo, Lieb, and Porter, and Ms. McCarthy and Ms. Blumenstein and Messrs. McGonigle, Ujobai, Meyer and Loughlin, 87,500, 46,000, 68,000, 26,000, 46,000, 46,000, 50,000, 245,000, 325,000, 267,500 and 165,000 shares, respectively, that may be acquired upon exercise of stock options that are exercisable within 60 days of March 15, 2011. Of the shares owned by SEI directors and executive officers, Messrs. Doran and Romeo have pledged as security to third parties 766,098 and 2,887,352 shares, respectively. See also note 3.
(2)	Applicable percentage of ownership is based on Shares outstanding on March 15, 2011. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally means voting or investment power with respect to securities. Shares issuable upon the exercise of stock options that are exercisable currently or within 60 days of March 15, 2011 are deemed outstanding and to be beneficially owned by the person holding such options for purposes of computing such person’s percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except for Shares that are held jointly with a person’s spouse or are subject to applicable community property laws, or as indicated in the footnotes to this table, each shareholder identified in the table possesses sole voting and investment power with respect to all Shares shown as beneficially owned by such shareholder.
(3)	Includes 128,495 Shares held by Mr. West’s wife and 8,848,816 Shares held in trusts for the benefit of Mr. West’s children (the “Children’s Trusts”), of which trusts Mr. West’s wife is a trustee or co-trustee. Also includes 280,000 Shares held in a trust for the benefit of Mr. Doran’s children, of which trust Mr. West is a trustee. Also includes 10,856 Shares held by a charitable trust of which Mr. West is a trustee, as Mr. West may be deemed to have voting and investment power over these Shares. Mr. West disclaims beneficial ownership of the Shares held in these trusts. Also includes 552,225 Shares held by the West Family Foundation, of which Mr. West is a director and officer. Accordingly, Mr. West shares voting and investment power with respect to these Shares. Mr. West’s address is c/o SEI Investments Company, Oaks, PA 19456-1100. Mr. West and his wife, certain of the Children’s Trusts and the West Family Foundation have pledged Shares held directly or indirectly by them to JP Morgan Chase Bank and its subsidiaries and affiliates (“JP Morgan”) as security for certain loans, letters of credit or other financial accommodations extended by JP Morgan. The amount of Shares pledged as of March 15, 2011, was approximately 11,904,488 Shares and is subject to adjustment.
(4)	Includes an aggregate of 8,408,060 Shares held in trusts for the benefit of Mr. West’s children, of which trusts Mr. Doran is a co-trustee and, accordingly, shares voting and investment power. Mr. Doran disclaims beneficial ownership of the Shares held in each of these trusts. Also includes 53,400 Shares held by Mr. Doran’s wife, 5,768 Shares held in the William M. Doran 2002 Grantor Retained Annuity Trust, 17,126 Shares held in the William M. Doran 2004 Grantor Retained Annuity Trust and 35,675 Shares held in the William M. Doran 2009 Grantor Retained Annuity Trust, of which trusts Mrs. Doran is the trustee. Also includes 33,675 Shares held by the Doran Family Foundation, of which Mr. Doran is a director and, accordingly, shares voting and investment power.

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(5)	Includes 120,242 Shares held by Mr. Romeo’s wife and 600,000 shares held in the Carmen Romeo 2 Year 2010 Grantor Annuity Trust.
(6)	Includes 45,023 Shares held by the Richard B. Lieb 2004 Trust FBO children, 45,896 shares held in the Richard B. Lieb 2008 Grantor Annuity Trust and 24,000 shares held in the Richard B. Lieb 2009 Grantor Annuity Trust, 45,000 shares held in the Richard B. Lieb 4 Year 2010 Grantor Annuity Trust and 45,000 shares held in the Richard B. Lieb 2 Year 2010 Grantor Annuity Trust, each of which Mr. Lieb serves as trustee.
(7)	Includes 2,358,000 shares that may be acquired upon the exercise of stock options exercisable within 60 days of March 15, 2011.
(8)	Based solely on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2011 which states that the Wellington Management Company, LLP has shared voting power over 11,487,351 Shares and shared dispositive power over 15,134,656 Shares.

COMPENSATION DISCUSSION & ANALYSIS

The following compensation discussion and analysis contains statements regarding future individual and company performance measures, targets and other goals. These goals are disclosed in the limited context of the Company’s executive compensation program and should not be understood to be statements of management’s expectations or estimates of results or other guidance. The Company specifically cautions investors not to apply these statements to other contexts.

OVERVIEW

SEI’s compensation philosophy (which is intended to apply to all members of management, including SEI’s Chairman and Chief Executive Officer), as implemented by the Compensation Committee, is to provide a compensation program for management that results in competitive levels of compensation and that emphasizes incentive plans and equity plans aligned with attaining SEI’s annual goals and longer-term objectives. SEI believes that this approach enables SEI to attract, retain and reward highly qualified personnel and helps SEI achieve its long-term goals.

The compensation program for the Company’s executive officers consists of (i) base salary, (ii) cash bonuses pursuant to a corporate incentive plan, and (iii) grants of stock options (in addition to benefits afforded to all employees, such as healthcare insurance and stock purchase and defined contribution plans). The Compensation Committee seeks to develop a compensation program that, overall, is at levels that the Committee believes are competitive with compensation paid to management with comparable qualifications, experience and responsibilities at companies of comparable size engaged in the same or similar businesses as SEI. Generally, the Committee seeks to ensure that the overall compensation program is more heavily weighted towards incentive compensation in the form of annual cash incentives or longer term option grants that have performance vesting requirements based on attainment of earnings per share targets. In 2010, the Committee retained Mercer as its compensation consultant. See “Retention of Compensation Consultant,” below.

BASE SALARY.

The Compensation Committee seeks to recommend base salaries for management employees at levels that it believes are competitive with salaries paid to management with comparable qualifications, experience and responsibilities at companies of comparable size engaged in the same or similar businesses as SEI, although the Committee does not conduct any review or analysis of comparable salary arrangements and has not retained a compensation consultant to advise it on compensation matters, except for the retention of Mercer in 2010 as described under “Retention of Compensation Consultant”, below. Since 1992, the Compensation Committee has minimized base salary increases for executive officers, although in December 2009, the Committee did make certain base salary increases for its executive officers as described in the Company’s Proxy Statement for the 2010 Annual Meeting of Shareholders. No base salary adjustments were made in 2010.

INCENTIVE COMPENSATION.

Incentive compensation consists of two components: annual bonuses and sales compensation. Sales compensation arrangements are based on sales events and are measured based upon asset accumulation, asset retention, or anticipated revenue from contracted sales, generally taking into account related factors, such as expected margins. Executive officers participate only in the annual bonus program and do not participate in sales compensation plans.

Annual bonuses are determined through a process overseen by the Board of Directors and the Compensation Committee and depend upon corporate achievement, unit achievement and individual achievement during the year. Each individual that participates in the plan is assigned a target compensation award which may change from year to year, but generally is the same as that individual’s prior year target amount. In the case of executive officers, the target amount is generally between

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150% and 220% of the officer’s base salary, reflecting the determination of the committee to emphasize performance-based incentive compensation. During the first quarter of each year, the Compensation Committee reviews target performance goals that are developed by SEI’s Chief Executive Officer and senior management of each business unit of SEI. Historically, these metrics are company-wide metrics, such as earnings per share targets, revenue targets, sales event targets, or other business, financial or strategic goals, as well as unit and individual specific metrics. The Compensation Committee uses these to set target performance goals for purposes of the annual bonus plan.

During December of each year, the Compensation Committee considers and determines the corporate achievement percentage and the various unit achievement percentages, taking into account the recommendations of the Chief Executive Officer of the Company and the prevailing economic and business conditions that affected the Company during the year. In addition, the size of the final bonus pools may be adjusted for nonfinancial achievements, or other organizational changes or strategic accomplishments or shortfalls during the year. The amount of the bonus to be paid to each of the Company’s executive officers (other than SEI’s Chief Executive Officer) is recommended to the Compensation Committee by the Chief Executive Officer of SEI and is subject to the approval of the Compensation Committee. These bonus recommendations and approvals reflect, in addition to SEI’s overall performance, the performance of the individual’s business unit and any individual achievements during the year. The amount of the bonus to be paid to SEI’s Chief Executive Officer is determined by the Compensation Committee based on SEI’s achievement of profitability and revenue growth goals and strategic organizational goals.

OPTION GRANTS.

Stock option grants are viewed by the Compensation Committee as an important means of aligning the interests of management and employees with the interests of shareholders. Prior to 1992, SEI’s philosophy was to grant stock options to senior management as an additional form of compensation for services rendered. In accordance with this philosophy, senior management normally would receive option grants each year, except for Mr. West, who prior to 2008 had never received stock option grants from SEI. At the end of 1997, SEI implemented changes in its stock option plans and related plans for the purpose of tying the vesting of stock options to SEI’s financial performance. Beginning with stock options granted at the end of 1997, all of the stock options granted by the Company have performance-based vesting provisions: the stock options vest at a rate of 50 percent when a specified earnings-per-share target is achieved, and the remaining 50 percent when a second, higher specified earnings-per-share target is achieved. The options granted prior to 2006 fully vest after seven years from the date of grant. Beginning in 2006, the Compensation Committee determined to eliminate this seven year vesting trigger and, as a result, options do not vest as a result of the passage of time, but solely as a result of achievement of the financial vesting targets established by the Compensation Committee at the time of grant. Option awards are generally determined by the Compensation Committee in December of each year. The Chief Executive Officer of the Company reviews with the Compensation Committee the option grants for each executive officer of the Company, other than himself, as well as the option grants for the other employees of the Company. The Compensation Committee then deliberates and establishes the specific option grants and finally submits these option grant amounts to the entire Board of Directors for ratification.

2010 COMPENSATION COMMITTEE ACTIONS

The Committee’s compensation decisions during 2010 for executive officers were influenced by a number of factors, including the Committee’s consideration of its past actions with respect to executive compensation, and the Board’s consideration of the recovery in the economy generally and the markets served by the Company in particular. The Committee noted that in 2009, the Committee had made adjustments in the base compensation levels and incentive compensation target amounts of most of its executive officers. The Committee noted that in 2008 and 2009, the Committee had made option grants to its executive officers generally which were larger than had been the custom in prior years, but had awarded incentive compensation payments in 2008 and 2009 that were a smaller percentage of incentive compensation target amounts than had generally been the case in prior years. The incentive compensation award to executive officers in 2009 averaged approximately 60% of target amounts and in 2008, the awards to executive officers averaged 25% of target amounts and the CEO declined any incentive compensation. Against this backdrop, the Committee determined that in 2010 it would not consider base salary or incentive compensation target amount increases for executive officers and that it would seek to reduce the stock option awards generally to the level awarded in years prior to 2008. During 2010, the Committee took four principal actions with respect to the Company’s compensation programs:

•	the Committee determined the appropriate incentive compensation awards for executive officers for 2010;

•	the Committee made an annual option award to each of the executive officers as well as certain other employees of the Company;

•	the Committee retained a compensation consultant; and

•	the Committee directed the preparation of a Compensation Recoupment or “Clawback” Policy (which was adopted by the Committee in March 2011).

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Each of these actions are described below:

2010 INCENTIVE COMPENSATION AWARDS

During the first quarter of 2010, the Committee established general incentive compensation metrics for the executive officers. The Committee determined that 30% of the incentive compensation award would be measured against achieving certain corporate metrics and 70% would be measured against achieving certain unit metrics. The Compensation Committee retained the flexibility generally to consider the performance of each executive officer and their unit during 2010 based upon how they and their unit addressed the rapidly changing needs of the Company in light of the state of the Company’s business and the economy at the time the bonuses were awarded and to adjust the awards indicated by application of the quantitative metrics based upon that consideration. During their deliberations on the annual bonus awards in December 2010, the Committee considered (i) the recommendation of the Chief Executive Officer as to the annual bonus of each executive officer (other than the Chief Executive Officer), (ii) the expected financial results of the Company for 2010, including the anticipated revenue and earnings per share, (iii) quantitative and qualitative summaries of the performance of each of the units for which the executive officers were responsible, and (iv) the information gathered by members of the Committee during their Board meetings and meetings during the year with the executive officers.

There were two quantitative corporate goals established by the company for 100% payment of the corporate metric portion of the incentive compensation target: earnings per share (without regard to losses or gains on structured investment vehicles held by the Company) of $1.20 (actual achievement was approximately $1.07) and net new sales events as determined by the Committee of $125 million (actual achievement was approximately $75 million). In addition, various operating profit, net new event and other operating targets were established for each of the market units headed by Messrs. Loughlin, Meyer and Ujobai. Mr. McGonigle’s unit metric was deemed to be the arithmetic average of the unit metrics achieved by each of the market units.

The annual incentive compensation targets for 2010 were $700,000 for Mr. West, $600,000 for Messrs. Loughlin, Meyer and Ujobai and $550,000 for Mr. McGonigle, as disclosed in the Company’s 2010 Proxy Statement. The Committee did not change these target amounts during 2010.

In December 2010, the Committee considered the achievement of each of the named executive officers compared to the corporate and unit quantitative metrics as well as the performance and achievements of each of the executive officers and of the units for which they were responsible. In their consideration they took into account the new sales activity of the units, the profit contribution of the units, the challenges faced by the units, and the other financial and non-financial achievements by each of the units and executive officers and determined the percentage achievement for each of the executive officers. No attempt was made by members of the the Committee to agree upon specific unit achievement criteria, or to assign specific weightings to any achievement criteria, that would be determinative of the achievement percentage. The amount and range of the achievement percentages were due primarily to the Committee’s qualitative and subjective views of the relative performance of the organizational business units for which the executive officer was responsible.

The Committee determined that Messrs. West, Loughlin, McGonigle and Ujobai should receive 65% of their respective target bonus amounts and that Mr. Meyer should receive 75% of his target bonus amount. In the case of Mr. West, the Committee noted the continuing development of the Global Wealth Platform throughout the period while still increasing net income attributed to SEI by approximately 33%, from $174.3 million in 2009 to $231.7 million in 2010. In the case of Mr. Meyer, the Committee noted the continuing success of the Investor Managers segment for which he was responsible in growing unit revenues, operating profit and new sales, including record earnings and sales in 2010 for the unit. In the case of Mr. Ujobai, the Committee noted the Company’s success throughout the year in increasing sales of Global Wealth Services to independent wealth advisors in the United Kingdom, partially offset by not achieving profit targets in the Private Bank unit. The Compensation Committee noted that the Institutional Investor segment headed by Mr. Loughlin exceeded the unit metric for unit operating profit but fell short of target in accumulating new assets under management in a difficult sales environment. In the case of Mr. McGonigle, the Committee noted his achievements generally in the overall management of the finances of the Company and based their incentive compensation award to Mr. McGonigle on the average of the award made to the market unit executive officers.

2010 OPTION AWARDS

At the December 2010 meeting, the Compensation Committee considered the annual grant of options to each of the named executive officers. The Committee reaffirmed their belief that option grants with performance, or EPS based, vesting targets were a very effective way to align the interests of the executives with the interests of the Company’s shareholders. The Committee considered the options currently held by the executive officers, and their remaining terms and exercise prices. The Committee also considered the number of options granted generally to key employees (including executive officers) as a percentage of the number of outstanding shares and as compared to the number of options granted in prior years. In light of

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these factors, the Committee determined to reduce the number of options granted in 2010 compared to 2009 and 2008. In 2010, the Compensation Committee approved the grant of approximately 2,883,000 options to approximately 420 employees and directors of the Company, a decrease in the number of options granted of 32% from the 4,223,000 options granted during 2009. The options granted during 2010 and 2009 were equal to approximately 1.4% and 2.2%, respectively, of the Shares outstanding at December 31, 2010 and 2009, respectively. During 2010, the Company repurchased in open market or private transactions 5,814,000 Shares under its stock repurchase program, compared to 3,198,000 Shares repurchased during 2009.

The Committee also generally reduced the number of 2010 options granted to the named executive officers. The Committee awarded Mr. West a 2010 grant of 50,000 options (a decline of 33% in the number of options granted to Mr. West in 2009). Messrs. Ujobai and Meyer each received a 2010 grant of 45,000 options (a reduction of 25% and 31%, respectively, from the number granted in 2009). Mr. Loughlin received a 2010 grant of 35,000 options (a reduction of 30% from 2009) and Mr. McGonigle received a 2010 grant of 40,000 options (a reduction of 33% from 2009).

RETENTION OF COMPENSATION CONSULTANT

During 2010, the Committee also considered the advisability of retaining a compensation consultant and, after conducting a search, the Committee retained Mercer, a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (“Marsh & McLennan”), to assist the Committee with its responsibilities related to the Company’s executive compensation programs. Although Mercer began work for SEI in December 2010, Mercer did not receive fees for executive compensation consulting to the Committee in fiscal year 2010. To date, Mercer’s aggregate fees have not exceeded $120,000. During 2010 Mercer performed a competitive assessment of Chief Executive Officer compensation, including development of a comparison group, and also provided advice concerning Compensation Committee best practices.

Because of the policies and procedures Mercer and the Committee have in place, the Committee is confident that the advice it receives from the executive compensation consultant is objective and not influenced by Mercer’s or its affiliates’ relationships with the Company. These policies and procedures include:

•	The consultant receives no incentive or other compensation based on the fees charged to the Company for other services provided by Mercer or any of its affiliates;

•	The consultant is not responsible for selling other Mercer or affiliate services to the Company;

•

Mercer’s professional standards prohibit the individual consultant from considering any other relationships Mercer or any of its affiliates may have with the Company in rendering his or her advice and recommendations;

•	The Committee has the sole authority to retain and terminate the executive compensation consultant;

•	The consultant has direct access to the Committee without management intervention;

•	The Committee evaluates the quality and objectivity of the services provided by the consultant each year and determines whether to continue to retain the consultant; and

•	The protocols for the engagement (described below) limit how the consultant may interact with management.

While it is necessary for the consultant to interact with management to gather information, the Committee has adopted protocols governing if and when the consultant’s advice and recommendations can be shared with management. These protocols are included in the consultant’s engagement letter. The Committee also determines the appropriate forum for receiving consultant recommendations. Where appropriate, management invitees are present to provide context for the recommendations. This approach protects the Committee’s ability to receive objective advice from the consultant so that the Committee may make independent decisions about executive pay at the company.

In January 2011, Mercer presented a report to the Compensation Committee that benchmarked the compensation of the Chief Executive Officer against a peer group of companies. These companies are engaged in the financial services industry, especially the asset management business, or the data processing and outsourced services industry, and the Compensation Committee, with the advice of Mercer, considers them to be generally comparable companies to SEI on the basis of business activity, revenue, net income and/or market capitalization. The benchmark study determined that the base salary, actual total cash compensation, actual total direct compensation, and target total direct compensation of the Chief Executive Officer of SEI each ranked in the bottom quartile of the peer group. The peer group consisted of the following 14 companies: Fidelity National Information Services, Legg Mason, Fiserv, Affiliated Managers Group, LPL Investment Holdings, T. Rowe Price Group, DST Systems, Broadridge Financial Solutions, Investment Technology Group, Jack Henry & Associates, Eaton Vance, MSCI, Wadell & Reed Financial and Federated Investors.

ADOPTION OF COMPENSATION RECOUPMENT POLICY

In early 2011, the Compensation Committee adopted a Compensation Recoupment Policy. This policy (also known as a “clawback” policy), permits the Board to recover certain cash incentive compensation or equity grants made to executive

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officers of the Company and other members of the Company’s senior management committee if the person from whom the recoupment is sought engaged in fraud or intentional misconduct that caused the need to restate the Company’s financial statements if the result of the restatement would have been to reduce or delay the amount of the incentive compensation or the vesting of the equity grant. We believe that by providing SEI with the appropriate power to recover incentive compensation paid or equity grants made to an officer in this situation, SEI demonstrates its commitment to strong corporate governance. This clawback policy is in addition to any policies or recovery rights that are provided under applicable laws, including the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act. The Committee understands that recent amendments to the Securities Exchange Act of 1934 will require companies, such as SEI, that have securities listed on a national securities exchange or association to adopt a compensation recovery policy, and once those requirements are articulated and adopted by The NASDAQ Stock Market, the Committee intends to amend SEI’s Recoupment Policy to comply with those requirements.

APPLICATION OF SECTION 162(M)

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) limits the tax deductibility by a “public company” of compensation in excess of $1 million paid to certain of its executive officers, except to the extent that any excess compensation is performance-based compensation within the meaning of the Code and the regulations promulgated thereunder. In connection with the above-discussed awards and payments, the Compensation Committee considered the deductibility of compensation under Section 162(m) of the Code, and it is the Compensation Committee’s intention to structure executive compensation to minimize the application of the deduction limitations of Section 162(m) insofar as consistent with the Compensation Committee’s overall compensation objectives.

EXECUTIVE COMPENSATION

The Summary Compensation Table set forth below summarizes total compensation paid or earned by our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers for services rendered in all capacities for the last three years ending December 31, 2010.

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (1) (c)	Bonus ($) (2) (d)	Option Awards ($) (3) (f)	All Other Compensation ($) (4) (i)		Total ($) (j)
Alfred P. West, Jr. Chairman of the Board and Chief Executive Officer	2010	400,000	455,000	480,500	14,208		1,349,708
	2009	415,385	390,000	543,000	12,097		1,360,482
	2008	397,923	—	732,500	11,116		1,141,539
Dennis J. McGonigle	2010	300,000	357,500	384,400	8,592		1,050,492
Executive Vice President and Chief Financial Officer	2009	259,615	325,000	434,400	8,353		1,027,368
	2008	250,000	132,500	439,500	7,694		829,694
Joseph P. Ujobai	2010	300,000	390,000	432,450	502,037	(5)	1,624,487
Executive Vice President — Private Banks	2009	259,615	300,000	434,400	802,260	(5)	1,796,275
	2008	250,000	118,250	439,500	1,140,498	(5)	1,948,248
Stephen G. Meyer	2010	300,000	450,000	432,450	8,160		1,190,610
Executive Vice President — Investment Managers	2009	259,615	415,000	470,600	7,946		1,153,161
	2008	250,000	147,500	439,500	7,440		844,440
Edward D. Loughlin	2010	300,000	420,000	336,350	9,672		1,066,022
Executive Vice President — Institutional Investors	2009	259,615	380,000	362,000	9,518		1,011,133
	2008	250,000	137,500	439,500	8,752		835,752

(1)	Compensation deferred at the election of the executive, pursuant to our Capital Accumulation Plan (“CAP”), is included in the year in which such compensation is earned.

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(2)	Cash bonuses for services rendered during a year have been listed in the year earned, but were actually paid in the following fiscal year.
(3)	Reflects the aggregate grant date fair value of options based upon the Black-Scholes option pricing model. The assumptions used in determining the amounts in this column are set forth in Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.
(4)	Includes matching contributions to the CAP for the named individuals as well as supplemental life insurance premiums with respect to life insurance on the named individual.
(5)	Includes $493,877, $794,109 and $1,132,931 for 2010, 2009 and 2008, respectively, for rental housing costs, tax gross up, automobile allowance and other living expenses related to a work assignment in our London office.

EMPLOYMENT ARRANGEMENTS

We also have certain expense reimbursement arrangements in effect for Mr. Ujobai which provide for the reimbursement of living expenses generally on an after-tax basis with respect to his work assignment in London. The amounts for both of these expense arrangements are reflected in column (i) of the above Summary Compensation Table and are further described in the table’s footnotes.

GRANTS OF PLAN-BASED AWARDS TABLE

The following table discloses certain information concerning options granted during 2010 to each of the named executive officers. Other than these grants, none of the executive officers received any other equity or non-equity incentive plan awards providing for future payouts.

Name (a)	Grant Date (1) (b)	Number of Securities Underlying Options (j)	Exercise or Base Price of Option ($/Sh) (k)	Grant Date Fair Value of Option Awards ($) (2) (l)
Alfred P. West, Jr.	12/14/2010	50,000	23.86	480,500
Dennis J. McGonigle	12/14/2010	40,000	23.86	384,400
Joseph P. Ujobai	12/14/2010	45,000	23.86	432,450
Stephen G. Meyer	12/14/2010	45,000	23.86	432,450
Edward D. Loughlin	12/14/2010	35,000	23.86	336,350

(1)	All stock options granted to our named executive officers in 2010 were nonqualified options granted upon the approval of the Compensation Committee under the Company’s 2007 Plan, with an exercise price per Share equal to the fair market value of our Shares on the date of grant. Fifty percent of these options vest on December 31 of the year in which SEI attains an adjusted earnings per share of $1.50 or more, and the remaining fifty percent of these options vest on December 31 of the year in which SEI attains an adjusted earnings per share of $2.25 or more (based upon audited financial statements of the Company and subject to certain adjustments relating to the option expense recorded by the Company under ASC 718 (formerly FAS 123(R)).
(2)	The Grant Date Fair Value of the Option Grants made on December 14, 2010 was based upon the Black-Scholes option pricing model. The assumptions used in determining the amounts in this column are set forth in Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

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OUTSTANDING EQUITY AWARDS AT YEAR-END

The following table reflects outstanding stock options held by the named executive officers as of December 31, 2010.

Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1) (c)	Option Exercise Price ($) (e)	Option Expiration Date (f)
Alfred P. West, Jr.	50,000	50,000	14.62	12/16/2018
	37,500	37,500	17.65	12/15/2019
	0	50,000	23.86	12/14/2020
Dennis J. McGonigle	30,000	0	21.43	12/13/2011
	40,000	0	14.71	12/10/2012
	50,000	0	14.78	12/16/2013
	50,000	0	21.55	12/14/2014
	15,000	15,000	19.28	12/14/2015
	0	38,000	29.61	12/13/2016
	0	30,000	32.49	12/10/2017
	30,000	30,000	14.62	12/16/2018
	30,000	30,000	17.65	12/15/2019
	0	40,000	23.86	12/14/2020
Joseph P. Ujobai	50,000	0	21.43	12/13/2011
	50,000	0	14.71	12/10/2012
	60,000	0	14.78	12/16/2013
	80,000	0	21.55	12/14/2014
	25,000	25,000	19.28	12/14/2015
	0	48,000	29.61	12/13/2016
	0	70,000	31.17	1/31/2017
	0	35,000	32.49	12/10/2017
	30,000	30,000	14.62	12/16/2018
	30,000	30,000	17.65	12/15/2019
	0	45,000	23.86	12/14/2020
Stephen G. Meyer	30,000	0	21.43	12/13/2011
	50,000	0	14.71	12/10/2012
	50,000	0	14.78	12/16/2013
	50,000	0	21.55	12/14/2014
	25,000	25,000	19.28	12/14/2015
	0	38,000	29.61	12/13/2016
	0	30,000	32.49	12/10/2017
	30,000	30,000	14.62	12/16/2018
	32,500	32,500	17.65	12/15/2019
	0	45,000	23.86	12/14/2020
Edward D. Loughlin	30,000	0	21.43	12/13/2011
	25,000	0	14.78	12/16/2013
	40,000	0	21.55	12/14/2014
	15,000	15,000	19.28	12/14/2015
	0	38,000	29.61	12/13/2016
	0	30,000	32.49	12/10/2017
	30,000	30,000	14.62	12/16/2018
	25,000	25,000	17.65	12/15/2019
	0	35,000	23.86	12/14/2020

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(1)	The following table sets forth opposite the relevant option expiration date, the vesting thresholds for all options which are currently unexercisable:

Option Expiration Date	50% Exercisable When SEI’s Reported EPS Plus ASC 718 Expense Exceeds	100% Exercisable When SEI’s Reported EPS Plus ASC 718 Expense Exceeds
12/14/2015	Vested	$2.00
12/13/2016 – 1/31/2017	$1.50	$2.38
12/10/2017	$1.80	$2.80
12/16/2018	Vested	$1.45
12/15/2019	Vested	$1.60
12/15/2020	$1.50	$2.25

All options expiring before December 14, 2015 are exercisable in their entirety at the beginning of the third year before their expiration (on the seventh anniversary of their date of grant).

OPTION EXERCISES TABLE

The following table presents information regarding the exercise of stock options by the named executive officers. None of the named executive officers hold restricted stock awards.

Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)
Alfred P. West, Jr.	—	—
Dennis J. McGonigle	—	—
Joseph P. Ujobai	10,000	92,229
Stephen G. Meyer	—	—
Edward D. Loughlin	65,000	520,850

DIRECTOR COMPENSATION

Each director who is not an employee of SEI receives $2,500 per meeting attended in person ($500 for telephonic attendance) and an annual retainer of $25,000. The chairman of our Audit Committee and Compensation Committee receives an additional annual fee of $15,000 and $10,000, respectively. Our Lead Independent Director receives an additional annual fee of $5,000. Each director who is not an employee of SEI receives $2,000 per committee meeting attended in person ($500 for telephonic attendance), other than committee meetings held in conjunction with Board meetings, and an annual retainer of $5,000 for each committee on which they serve. In addition, each non-employee director receives an annual grant of 10,000 options to purchase shares and a grant of options to purchase 8,000 shares upon joining the Board.

On December 14, 2010, our non-employee directors, Mr. Doran, Mr. Lieb, Mr. Romeo, Ms. McCarthy and Ms. Blumenstein, each were granted options under the 2007 Plan to purchase 10,000 Shares at an exercise price of $23.86, all of which options remained outstanding at December 31, 2010. These options have a ten-year term. Fifty percent of these options vest on December 31 of the year in which SEI attains adjusted earnings per share of $1.50 or more, and the remaining fifty percent of these options vest on December 31 of the year in which SEI attains adjusted earnings per share of $2.25 or more (based upon audited financial statements of the Company and subject to certain adjustments relating to the option expense recorded by the Company under ASC 718 (formerly FAS 123(R)). Mr. Porter was not granted options in 2010 in light of his desire not to stand for re-election at the 2011 Annual Meeting.

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Name (a)	Fees Earned or Paid in Cash ($) (b)	Option Awards ($) (1) (d)	All Other Compensation ($) (g)		Total ($) (h)
Sarah W. Blumenstein	43,500	96,100	0		139,600
William M. Doran	45,000	96,100	298,000	(2)	439,100
Richard B. Lieb	59,500	96,100	0		155,600
Kathryn M. McCarthy	57,000	96,100	0		153,100
Henry H. Porter, Jr.	50,500	0	0		50,500
Carmen V. Romeo	67,500	96,100	0		163,600

(1)	Reflects the aggregate grant date fair value of options based upon the Black-Scholes option pricing model. The assumptions used in determining the amounts in this column are set forth in Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.
(2)	During 2010 Mr. Doran received trustee fees of $178,000 for serving as a trustee of approximately ten mutual funds or trusts, each of which are either administered or sponsored by the Company. During 2010 Mr. Doran served as a director of SEI Investments Distribution Co., SEI Investments (Asia) Limited, SEI Investments (Europe) Ltd., SEI Global Nominee Ltd., SEI Investments Global Fund Services Limited, SEI Asset Korea, Co. Ltd., SEI Investments Global, Limited and SEI Alpha Strategy Portfolios, L.P. and received $10,000 per month pursuant to a consulting agreement with the Company.

CERTAIN TRANSACTIONS

Wellington Management Company, LLC (“Wellington”) has made a public filing with the SEC that indicates that it possessed at December 31, 2010 shared dispositive power over 15,134,656 Shares (8.1% of the outstanding Shares) in its capacity as investment advisor over accounts owned by clients of Wellington. The Wellington clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, the Shares. During the year ended December 31, 2010, Wellington served as a sub-adviser to more than 30 portfolios of mutual or collective funds managed by subsidiaries of SEI and in that capacity was paid an aggregate of approximately $8.2 million in investment advisory fees pursuant to investment management agreements which were approved by the governing bodies of the mutual funds for whose portfolios those investment advisory services were performed, including the board of certain US registered investment companies sponsored by SEI. More than 75% of the members of the board of the US registered investment company are independent directors. SEI does not have a related party transaction approval policy that applies to persons whose only relationship to the Company is through the beneficial ownership of less than 10% of the outstanding securities of the Company in accounts for which the person possesses beneficial ownership solely because of an investment advisory relationship.

COMPENSATION COMMITTEE REPORT

Notwithstanding anything to the contrary, this Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934 as amended (the “Exchange Act”) except to the extent that SEI specifically incorporates this information by reference and this information shall not be deemed filed under such Acts.

The members of the Compensation Committee consist of Richard B. Lieb (Chair), Henry H. Porter, Jr. and Kathryn M. McCarthy, each of whom is an independent director as defined in the rules of The NASDAQ Stock Market, Inc. The Committee operates under a Charter approved by the Board of Directors which states that among the purposes of the Compensation Committee are to establish and periodically review the Company’s compensation philosophy and the adequacy of compensation plans and programs for executive officers and other Company employees; to establish compensation arrangements and incentive goals for executive officers and to administer compensation plans; to review the performance of the executive officers and award incentive compensation and adjust compensation arrangements as appropriate based upon performance; to review and monitor management development and succession plans and activities; and to prepare the report on executive compensation for inclusion in the Company’s annual proxy statement in accordance with the Securities and Exchange Commission Rules and Regulations.

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The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee:

Richard B. Lieb (Chair)

Kathryn M. McCarthy

Henry H. Porter, Jr.

AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary, this Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act except to the extent that SEI specifically incorporates this information by reference, and this information shall not be deemed filed under such Acts.

The Audit Committee of SEI’s Board of Directors currently is composed of three independent directors and operates under a written charter adopted by SEI’s Board of Directors that complies with the rules adopted by The NASDAQ Stock Market, Inc. The Audit Committee reviews and reassesses the adequacy of its charter on an annual basis. The members of the Audit Committee are Mr. Romeo (Chair), Ms. McCarthy, and Mr. Porter.

The role of the Audit Committee is to assist our Board of Directors in its oversight of the quality and integrity of SEI’s financial reporting process. The Audit Committee also has sole authority, among other things, to retain, set compensation and retention terms for, terminate, oversee, and evaluate the activities of SEI’s independent auditors. Management has the primary responsibility for the financial reporting process, including the system of internal controls, and for preparation of consolidated financial statements in accordance with generally accepted accounting principles. SEI’s independent auditors are responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

The Committee met eight times in 2010 and held discussions with management and the independent auditors. Management represented to the Audit Committee that SEI’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors the matters that registered independent public accounting firms must communicate to audit committees under Public Company Accounting Oversight Board rules.

SEI’s independent auditors also provided to the Audit Committee the written disclosures required by the Public Company Accounting Oversight Board’s independence rules, and the Audit Committee discussed with the independent auditing firm that firm’s independence.

Based upon the Audit Committee’s discussions with management and the independent auditors and the Audit Committee’s review of the representation of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that SEI’s Board of Directors include the audited consolidated financial statements in SEI’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission.

Audit Committee:

Carmen V. Romeo (Chair)

Kathryn M. McCarthy

Henry H. Porter, Jr.

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(PROPOSAL NO. 2) ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our compensation philosophy is designed to align each executive’s compensation with the Company’s short-term and long-term performance and to provide the compensation and incentives needed to attract, motivate and retain key executives who are crucial to the Company’s long-term success. Shareholders are encouraged to read the Compensation Discussion and Analysis (CD&A) and other sections of this proxy statement regarding the Company’s compensation practices for named executive officers, which include discussions of the following:

•

Members of the Compensation Committee are independent directors. The Compensation Committee has established a thorough process for the review and approval of compensation program designs, practices and amounts awarded to our executive officers.

•

The Compensation Committee engaged and received advice from a third-party compensation consultant concerning the compensation of the Company’s Chief Executive Officer. It selected a peer group of companies, taking into account the compensation consultant’s recommendations, to compare to our Chief Executive Officer’s compensation.

•	We have many compensation practices that ensure consistent leadership, decision-making and actions without taking inappropriate or unnecessary risks. The practices include:

•	We have a cash incentive compensation repayment (“clawback”) policy.

•	We employ our named executive officers “at will” without severance agreements or employment contracts.

•	We have a long-standing insider trading policy which, among other things, prevents executive officers from buying or selling put or call options or futures on Shares.

•	Our performance-based incentive programs include a balance of different measures for short-term and long-term programs.

•	Our executive officers’ compensation amounts are aligned with our financial performance and the overall implementation of the Company’s business strategies.

The Compensation Committee and the Board of Directors believe that these policies, procedures and amounts are effective in implementing our compensation philosophy and in achieving its goals. This advisory shareholder vote, commonly known as “Say-on-Pay,” gives you as a shareholder the opportunity to approve or not approve our executive compensation program and policies through the following resolution:

“Resolved, that the holders of Shares of the Company approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and disclosure.”

REQUIRED VOTE AND BOARD RECOMMENDATION

Because your vote is advisory, it will not be binding upon the Company, the Board of Directors or the Compensation Committee. Our Board of Directors and our Compensation Committee value the opinions of our stockholders. To the extent that there is any significant vote against the compensation of our executive officers, we will consider our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. The Board believes that the compensation of our executive officers, as described in the CD&A and the tabular disclosures under the heading “Executive Compensation” is appropriate for the reasons stated above. Therefore, the Board unanimously recommends a vote FOR approval of the compensation for our named executive officers.

(PROPOSAL NO. 3) ADVISORY VOTE ON FREQUENCY OF VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Securities Exchange Act of 1934 as amended, the Board also requests your advisory vote on whether a periodic vote to approve the compensation of SEI’s named executive officers should occur once every three years, two years or one year. Section 14A provides that this vote is advisory and, therefore, will not be binding on the Board or the Company. The Board will, however, take the voting results into consideration when making a determination as to the frequency of the periodic advisory vote.

The following information is provided for your consideration when evaluating the appropriate frequency for an advisory vote:

•

The design of SEI’s executive compensation program changes infrequently to retain alignment of compensation with long-term performance objectives. The current annual incentive plan design has been in operation for more than ten years.

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SEI’s current compensation programs are consistent with the longer-term view that the Compensation Committee takes with respect to the most important components of named executive officers’ compensation.

•	We have a consistent record of full and transparent disclosures regarding our executive compensation philosophy, programs, practices and the amounts paid to our executive officers.

•

As a practical matter, any changes to our executive compensation program that were responsive to shareholder concerns would not be fully disclosed and reflected in the Compensation Discussion and Analysis and Executive Compensation sections of the Proxy Statement until the second year following an unfavorable “Say-on-Pay” vote.

•

A longer period between votes would provide greater opportunity for shareholders and advisory services to evaluate the operation of SEI’s executive compensation programs, and would facilitate more meaningful dialogue with shareholders regarding the Company’s executive compensation practices.

•

The Board believes that SEI has implemented a number of Compensation Committee practices that foster effective corporate governance and risk management with respect to executive pay, including a Compensation Committee comprised solely of independent directors, periodic consultation with a compensation consultant retained and directed solely by the Compensation Committee, and the adoption of a compensation recoupment policy.

•	The Board believes that SEI’s executive compensation programs have proven effective in generating enhanced shareholder value.

The Board thanks shareholders for considering the above information when voting on the appropriate frequency for an advisory vote. The resolution that will be considered at the meeting will be:

“RESOLVED, that the voting choice of once every three years, once every two years, or once every year that receives the highest number of votes cast in connection with this resolution will be considered to be the frequency preferred by shareholders on an advisory basis for SEI to hold a non-binding vote to approve the compensation of the named executive officers.”

The board of directors is not making a recommendation on how shareholders should vote on the following resolution because it has decided to first consider the views of SEI’s shareholders before making a determination.

(PROPOSAL NO. 4) RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Our Audit Committee has selected PricewaterhouseCoopers LLP (“PwC”) to serve as independent registered public accountants to examine SEI’s consolidated financial statements for 2011. In accordance with SEI’s past practices, this selection will be presented to the shareholders for ratification at our 2011 Annual Meeting of Shareholders; however, consistent with the requirements of the Sarbanes-Oxley Act of 2002, our Audit Committee has ultimate authority with respect to the selection of SEI’s independent registered public accountants. If the shareholders do not ratify the appointment of PwC, the selection of independent registered public accountants may be reconsidered by our Audit Committee. Representatives of PwC are expected to be available at our 2011 Annual Meeting of Shareholders to respond to appropriate questions and to make a statement if they so desire.

The following is a summary of the fees billed to SEI by PwC for professional services rendered for the fiscal years ended December 31, 2010 and December 31, 2009:

Fee Category	2010	2009
Audit Fees (1)	$3,367,162	$2,916,606
Audit-related Fees (2)	776,300	610,852
Tax Fees (3)	638,883	274,997
All Other Fees (4)	438,841	89,989

	$5,221,186	$3,892,444

(1)	Audit fees for the years ended December 31, 2010 and 2009, respectively, were for professional services rendered for the audits and interim quarterly reviews of SEI’s consolidated financial statements and other statutory and subsidiary audits.
(2)	Audit-related fees for the year ended December 31, 2010 and 2009, respectively, were for employee benefit plan audits, consultations concerning financial accounting and reporting standards, internal control reviews and other attestation services.

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(3)	Tax fees for the years ended December 31, 2010 and 2009, respectively, were for tax compliance, including the review or preparation of tax returns, general tax planning and advice and expatriate tax services. During the year ended December 31, 2010 and 2009, fees totaling $1,306 and $3,188, respectively, or less than 1 percent of total fees, were paid to PwC, for which the de minimus exception was used.
(4)	All other fees for the years ended December 31, 2010 and 2009, respectively, were for conferences and seminars, miscellaneous foreign consulting, and various other services. During the year ended December 31, 2010, fees totaling $5,206, or less than 1 percent of total fees, were paid to PWC, for which the de minimus exception was used.

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent auditors. The Audit Committee has established a policy regarding pre-approval of the retention of the independent auditors for the performance of all audits and lawfully permitted non-audit services and regarding pre-approval of the fees for such services. On an on-going basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the independent auditors to provide these services, as well as certain fee levels for these services. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services as compared to the pre-approved fee levels.

The affirmative vote of a majority of the votes cast at our 2011 Annual Meeting of Shareholders by the holders of the outstanding Shares is required for the ratification of this appointment. Our Board of Directors unanimously recommends that the shareholders vote FOR approval of this proposal.

OTHER MATTERS

As of the date of this Proxy Statement, management knows of no other matters to be presented for action at our 2011 Annual Meeting of Shareholders. However, if any further business should properly come before our 2011 Annual Meeting of Shareholders, the persons named as proxies in the accompanying proxy card will vote on such business in accordance with their best judgment.

COST SAVINGS INITIATIVES

Electronic Access to Proxy Materials and Annual Reports. Holders of shares registered in their name on the records of Broadridge may sign up to receive electronic access to the proxy materials and annual reports rather than receiving mailed copies. This option will be presented to shareholders via the Internet immediately following voting. These shareholders will receive e-mail notification when the Annual Report and Proxy Statement are available, with electronic links to access the documents (in PDF and HTML formats) on an SEI website. Enrollment for electronic access will be effective for a future annual meeting if received two weeks prior to the record date for that meeting, and remains in effect for subsequent years, unless cancelled two weeks prior to the record date for any subsequent annual meeting. Beneficial shareholders also may be able to request electronic access to proxy materials by contacting the broker, bank or nominee.

Reduce Duplicate Mailings. Eligible beneficial shareholders of record who share a single address may have received a notification that only one copy of the Annual Report and Proxy Statement will be sent to that address unless the broker, bank or nominee that provided the notification received contrary instructions from any beneficial shareholder at that address. This practice, known as “householding,” is designed to reduce printing and mailing costs. If a beneficial shareholder at such an address wishes to receive a separate Annual Report or Proxy Statement this year or in the future, the shareholder may contact their respective bank, broker or nominee to request that the householding service not be applied to their shares.

Registered shareholders and shareholders of record through the Company’s 401(K) Plan will have the opportunity this year to also receive householding services. You can confirm your consent to receiving this cost-saving service by checking the box in the enclosed proxy card. If no response is received, an implied consent to receive householding automatically goes into effect 60 days after the date of the Annual Meeting. Once the consent is granted, should you choose to discontinue receiving householding services, you may contact Broadridge Investor Communication Services by telephone at: 1-800-542-1061 or by written letter at the following address: Householding Department, 51 Mercedes Way, Edgewood, NY 11717.

Electronic Access to Information about the Company. SEI publishes its earnings releases on its website and makes available to its shareholders the opportunity to listen to the Company’s quarterly earnings calls. Shareholders are able to review these earnings releases and to participate in the calls by visiting the Company’s website at www.seic.com. Our website is not part of

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this Proxy Statement or any of our other filings made with the Securities and Exchange Commission; references to our website address in this Proxy Statement are intended to be inactive textual references only.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors and persons who own more than 10 percent of our Common Stock to file reports of ownership and changes in ownership of our Common Stock and any other equity securities with the Securities and Exchange Commission and the NASD. Executive officers, directors and persons who own more than 10 percent of our Common Stock are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of Forms 3, 4 and 5 furnished to us, or written representations from certain reporting persons that no such Forms were required to be filed by such persons, we believe that all of our executive officers, directors and persons who own more than 10 percent of our Common Stock complied with all Section 16(a) filing requirements applicable to them during 2010.

SOLICITATION OF PROXIES

The accompanying proxy card is solicited on behalf of our Board of Directors. Following the original mailing of the proxy materials, proxies may be solicited personally by our officers and employees, who will not receive additional compensation for these services. We will reimburse banks, brokerage firms, and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to beneficial owners of Shares.

PROPOSALS OF SHAREHOLDERS

Proposals that shareholders wish to have considered for possible inclusion in the Company’s Proxy Statement for the 2012 Annual Meeting must be received by our Secretary at our principal offices (1 Freedom Valley Drive, Oaks, PA 19456-1100) no later than December 15, 2011. If you wish to submit a proposal at the 2012 Annual Meeting (but not seek inclusion of the proposal in our Company’s Proxy Statement), we must receive your notice, in accordance with the Company’s by-laws, on or before February 3, 2012, but not before January 4, 2012.

ADDITIONAL INFORMATION

We will provide without charge to any person from whom a proxy is solicited by our Board of Directors, upon the written request of such person, a copy of our 2010 Annual Report on Form 10-K, including the financial statements and schedules thereto, required to be filed with the Securities and Exchange Commission pursuant to Rule 13a-1 under the Securities Exchange Act of 1934, as amended. Any such requests should be directed to Murray A. Louis, Vice President, at the Company’s principal offices at 1 Freedom Valley Drive, Oaks, PA 19456-1100, telephone number (610) 676-1000.

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1 FREEDOM VALLEY DRIVE

OAKS, PA 19456-1100

610 676 1000

WWW.SEIC.COM

SEI INVESTMENTS COMPANY

1 Freedom Valley Drive

P.O. BOX 1099

Oaks, PA 19456-1100

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by SEI Investment Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR each of the following nominees:

1.	Election of Directors		For	Against	Abstain
01	Kathryn M. McCarthy		☐	☐	☐
02	Sarah W. Blumenstein		☐	☐	☐	The Board of Directors recommends you vote FOR Proposal 4:		For	Against	Abstain
The Board of Directors recommends you vote FOR Proposal 2:			For	Against	Abstain	4.	Ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accountants for fiscal 2011.	☐	☐	☐
2.	To approve, on an advisory basis, the compensation of named executive officers.		☐	☐	☐
The Board of Directors does not have a recommendation for Proposal 3:		1 year	2 year	3 year	Abstain
3.	To approve, on an advisory basis, the frequency of future non-binding votes on compensation of named executive officers.	☐	☐	☐	☐

For address change/comments, mark here. (see reverse for instructions)			Yes	No	☐
Please indicate if you plan to attend this meeting			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

0000101796_1    R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

SEI INVESTMENTS COMPANY

This proxy is solicited on behalf of our Board of Directors.

The undersigned shareholder of SEI Investments Company (the “Company”) hereby appoints N. Jeffrey Klauder and Ruth A. Montgomery, the proxy or proxies of the undersigned, and hereby authorizes either of them to represent and to vote as designated on the reverse, all shares of Common Stock of the Company held of record by the undersigned at the close of business on March 24, 2011, at the Annual Meeting of Shareholders to be held on May 25, 2011, and at any adjournments thereof.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side

0000101796_2    R1.0.0.11699